UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2007

DONALDSON COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7891	41-0222640
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1400 West 94th Street Minneapolis, MN 55431
(Address of principal executive offices) (Zip Code)

(952) 887-3131
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On July 27, 2007, the Board of Directors of Donaldson Company, Inc., upon the recommendation of the Corporate Governance Committee, approved certain changes to the compensation paid to the Company’s non-employee directors. The compensation paid to Donaldson’s non-employee directors shall be as follows:

        1.       An annual retainer of $38,000 paid on January 1 of each year (no change);

        2.       An annual retainer of $10,000 paid on January 1 of each year for the chair of the Audit Committee (no change);

        3.        An annual retainer of $8,500 paid on January 1 of each year for the chair of the Human Resources Committee (increased from $7,500);

        4.       An annual retainer of $7,500 paid on January 1 of each year for the chair of the Corporate Governance Committee (no change);

        5.       A fee of $2,500 for each Board meeting attended (no change);

        6.       A fee of $1,500 for each Audit Committee meeting attended (no change);

        7.       A fee of $1,000 for each of the Board’s Corporate Governance and Human Resources committees meetings attended (no change);

        8.       An annual stock option grant of 7,200 shares awarded on January 1 of each year (no change).

Also, on July 27, 2007, the Human Resources Committee of the Board of Directors approved award agreements for the officers of the Company under Cycle XX of the Long-Term Compensation Plan, a sub-plan under the 2001 Master Stock Incentive Plan. The award agreements provide the officers with the opportunity to receive a stock award based on the Company’s achievement of performance goals relating to a target for three-year compounded growth in net sales and after-tax return on investment, with a 25% increase to the award for achievement of a three-year earnings per share goal. The Cycle XX awards are for the three-year cycle for Fiscal years 2008 – 2010 and the performance goal payments can range from 0% to 275% of target awards. The target awards for the top five named executive officers are as follows: William Cook, 15,600 shares; Lowell Schwab, 5,500 shares; Charlie McMurray, 4,500 shares; Geert Henk Touw (retired), 0 shares; Thomas VerHage, 5,300 shares.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:   August 7, 2007

DONALDSON COMPANY, INC.

By:	/s/ Norman C. Linnell

Name: Norman C. Linnell
Title: Vice President, General Counsel and
Secretary